Exhibit 99.1

  GlobeTel Communications Appoints Sir Christopher Meyer, KCMG, As Chairman of
                                    the Board

          Former U.K. Ambassador to U.S. Strengthens Global Partnership
                                  Opportunities

FORT LAUDERDALE, Fla. - September 15, 2005 - GlobeTel Communications Corp. (AMEX: GTE) today announced it has named Sir Christopher Meyer, KCMG, as Chairman of its Board of Directors. The appointment of Sir Christopher, 61, increases the number of independent Directors to three among a total of seven Board members.

Until recently the UK ambassador to the United States, Sir Christopher has joined the private sector after a lifetime of highly distinguished service in the U.K. Diplomatic Corps and U.K. Government Service. He served as U.K. Ambassador to the U.S. for approximately seven years until his retirement in 2003. In 1988, he was made Knight Commander, Order of St. Michael and St. George
(KCMG).

"We are honored and excited that Sir Christopher, after a period of detailed due diligence, has agreed to serve as our Chairman, and invest his decades of exceptional geo-political and trade-related experience as we advance our global development," said Timothy Huff, GlobeTel's Chief Executive Officer. "We believe that Sir Christopher's exceptional reputation for intelligence, integrity and long-term relationships around the world will attract an array of strong strategic partnerships enabling GlobeTel to optimize the potential of its revolutionary communications technology."

Upon graduating from Cambridge University in the U.K. in 1966 and, subsequently, from the Paul Nitze School of Advanced International Studies in Bologna, Italy, Sir Christopher joined the British Diplomatic Service where he quickly rose through the ranks through a succession of increasingly responsible positions in key countries around the world, starting in Moscow, and then Madrid and later, in London, where he served as Head of the Soviet Section of the Foreign Office. He then became Chief Speech Writer to the Foreign Secretary, working for three Foreign Secretaries: Lord James Callaghan (later Prime Minister); Anthony Crosland; and Lord David Owen.

From there, Sir Christopher was posted to Brussels where he was active in the UK's representation to the European Union (EU) specializing in trade policy and later returned to Moscow in 1982 as Political Counselor. Upon returning to London, he was appointed to the position of Foreign Office Spokesman and Press Secretary to the Foreign Secretary (similar to the U.S. Secretary of State), later Lord Geoffrey Howe of Aberavon.

From 1988-1989, Sir Christopher was a Visiting Fellow at Harvard University's Centre for International Affairs and, upon completion, was named Minister for Trade Policy in Washington D.C. Shortly thereafter, he was appointed Deputy Head of Mission at the Embassy in Washington.

Upon returning to London, he served two years as Government Spokesman and Press Secretary to then-Prime Minister, John Major, prior to his appointment as U.K. Ambassador to the Federal Republic of Germany in Bonn. In 1997, Sir Christopher was appointed Ambassador to the U.S., the most senior position in the U.K. Diplomatic Service, where he served until 2003, the longest single tenure since World War II.

Since his retirement from diplomatic service in 2003, Sir Christopher has served as Chairman of the U.K. Press Complaints Commission (PCC) and has joined the Boards of several U.K.-based companies. In his role as Chairman of the PCC, he has had the opportunity to interface with many of the global leaders of the media and communications industry and has developed a keen sense of the rapidly changing nature of the world of communications.

Sir Christopher commented, "I am delighted to be coming aboard GlobeTel. It is one of the most exciting companies that I have encountered in the last few years. GlobeTel is at the cutting edge of some of the most exciting technologies of our times in advanced wireless communications, financial services and aerospace. The company's particular strength is that these technologies are both converging and mutually reinforcing. It is extraordinarily well positioned to take commercial advantage on a global basis of its technological excellence. There is not a country in the world which will not benefit from the application of GlobeTel's technology and products. My role, with a new Board of directors, will be above all to help GlobeTel realize to the full its vast and exciting potential."

ABOUT GLOBETEL COMMUNICATIONS CORP:
GlobeTel is a diversified, global Telecommunications and Financial Services Company. GlobeTel operates business units in (i) Stored Value & Remittance Cards as a MasterCard certified processor (ii) VoIP Carrier Grade Long Distance Services to major long-distance companies (iii) VoIP development, technology and equipment manufacturing (iv) advanced WiMax services utilizing GlobeTel's proprietary "Hotzone" technology and (v) the development, manufacturing, marketing and provision of near-space platforms known as Stratellites which will soon seamlessly integrate all of GlobeTel's communications and financial services technologies around the world. For more information, please go to http://www.GlobeTel.net.

Certain statements in this release constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act. The words:
"forecast", "project", "intend", "expect", "should", "would", and similar expressions and all statements, which are not historical facts, are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance (finance or operating) or achievements to differ from future results, performance (financing and operating) or achievements expressed or implied by such forward-looking statements. The above are more fully discussed in the Company's SEC filings. GlobeTel and its strategy for launching the Stratellite may vary as conditions and technology changes. There is the possibility that parts of the process may change or be delayed. While GlobeTel plans for the success of the airship, there is no guarantee that it will achieve any or all of its objectives. Any reference within this release that refers or implies a forward-looking statement, is herewith incorporated into this Safe Harbor language.

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